Exhibit 99.1

Financial Statements.

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$49,929	$69,386
Prepaid expenses and other current assets	775	268

Total current assets	50,704	69,654
Operating lease right-of-use asset	765	—
Other assets	4,855	3,145

Total assets	$56,324	$72,799

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	4,215	1,290
Accrued expenses and other current liabilities	2,880	4,125
Related party accrued expenses and other current liabilities	6,912	5,504
Warrant liability, related party	2,042	1,077

Total current liabilities	16,049	11,996
Long-term liabilities:
Convertible Notes payable(1)	123,000	107,600
Long-term lease liability	783	—

Total liabilities	139,832	119,596
Commitments and contingencies (Note 12)
Series Seed convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of each of March 31, 2025 and December 31, 2024; 20,000,000 shares issued and outstanding as of each of March 31, 2025 and December 31, 2024; liquidation preference of $2 as of each of March 31, 2025 and December 31, 2024	2	2
Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 shares authorized as of each of March 31, 2025 and December 31, 2024; 5,819,672 shares issued and outstanding as of each of March 31, 2025 and December 31, 2024	1	1
Additional paid-in capital	1,637	179
Accumulated deficit	(85,148)	(46,979)

Total stockholders’ deficit	(83,510)	(46,799)

Total liabilities, convertible preferred stock and stockholders’ deficit	$56,324	$72,799

(1)	Includes related party amount of $26.0 and $22.7 million at March 31, 2025 and December 31, 2024, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share amounts)

Three Months Ended March 31, 2025
Operating expenses:
Research and development(1)	$20,023
General and administrative(2)	3,361

Total operating expenses	23,384

Loss from operations	(23,384)
Other income (expense):
Interest income	615
Change in fair value of Convertible Notes payable(3)	(15,400)

Total other expense, net	(14,785)

Net loss and comprehensive loss	(38,169)

Net loss per share attributable to common stockholders, basic and diluted	$(12.10)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,155,500

(1)	Includes related party amount of $7.8 million for the three months ended March 31, 2025 (see Note 14).
(2)	Includes related party amount of $0.1 million for the three months ended March 31, 2025 (see Note 14).
(3)	Includes related party amount of $3.3 million for the three months ended March 31, 2025 (see Note 14).

The accompanying notes are an integral part of these condensed consolidated financial statements.

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(unaudited)

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2024	20,000,000	$2	5,819,672	$1	$179	$(46,979)	$(46,799)
Stock-based compensation	—	—	—	—	1,458	—	1,458
Net loss	—	—	—	—	—	(38,169)	(38,169)

Balance at March 31, 2025	20,000,000	$2	5,819,672	$1	$1,637	$(85,148)	$(83,510)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(In thousands)

Three months ended March 31, 2025
Cash flows from operating activities:
Net loss	$(38,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of Convertible Notes payable	15,400
Stock-based compensation	2,423
Amortization of right-of-use asset	8
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(507)
Other assets	(60)
Accounts payable	2,677
Accrued expenses and other current liabilities	(1,948)
Related party accrued expenses and other current liabilities	1,410
Long-term lease liability	9

Net cash used in operating activities	(18,757)

Cash flows from financing activities:
Payment of deferred offering costs	(700)

Net cash used in financing activities	(700)

Net decrease in cash and cash equivalents	(19,457)
Cash and cash equivalents at beginning of period	69,386

Cash and cash equivalents at end of period	$49,929

Supplemental disclosure of non-cash financing and investing activities:
Purchases of property and equipment in accounts payable	$5
Deferred offering costs in accounts payable or accrued expenses and other current liabilities	$1,091
Operating lease liability arising from obtaining right-of-use asset	$773

The accompanying notes are an integral part of these condensed consolidated financial statements.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Jade Biosciences, Inc. (“Jade” or the “Company”) was established and incorporated under the laws of the state of Delaware on June 18, 2024. Jade is focused on developing best-in-class therapies to address critical unmet needs in autoimmune diseases. Its lead candidate, JADE101, targets the cytokine called “A PRoliferation Inducing Ligand” (“APRIL”) for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes two undisclosed antibody discovery programs, JADE-002 and JADE-003, which are currently in preclinical development. Jade was launched based on assets licensed from Paragon Therapeutics Inc. (“Paragon”), an antibody discovery engine founded by healthcare investor Fairmount Funds Management LLC (“Fairmount”).

On October 30, 2024, the Company, Aerovate Therapeutics, Inc., a Delaware corporation (“Aerovate”), Caribbean Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Aerovate (“First Merger Sub ”), and Caribbean Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Aerovate (“Second Merger Sub”), entered into an Agreement and Plan of Merger(the “Merger Agreement”), pursuant to which, among other matters, on April 28, 2025 (the “Closing Date”), First Merger Sub merged with and into Jade, with Jade continuing as a wholly owned subsidiary of Aerovate and the surviving corporation of the merger (the “First Merger” and such time, the “First Effective Time”), and Jade merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub changed its corporate name to “Jade Biosciences, LLC” and Aerovate changed its name to “Jade Biosciences, Inc.” Subsequently, Jade Biosciences, LLC merged with and into Jade Biosciences, Inc. The combined company following the Merger is referred to herein as the “Combined Company.” The Combined Company is led by pre-Merger Jade’s management team and focuses on developing differentiated biologic therapies for patients living with autoimmune diseases. See Note 15 for subsequent events related to the closing of the Merger and related transactions on April 28, 2025.

Concurrently with the execution and delivery of the Merger Agreement, certain new and existing investors of pre-Merger Jade entered into a subscription agreement with pre-Merger Jade, pursuant to which such investors purchased, immediately prior to the Merger, 43,947,116 shares of pre-Merger Jade common stock and 12,305,898 pre-Merger Jade pre-funded warrants, for gross proceeds of approximately $334.2 million (which reflects the conversion of the previously issued $95.0 million of Convertible Notes, plus accrued and unpaid interest thereon) (the “Jade Pre-Closing Financing”). The Convertible Notes converted into shares of pre-Merger Jade common stock equal to the principal plus accrued and unpaid interest divided by the applicable conversion price thereunder. For purposes of the Jade Pre-Closing Financing, the conversion price was equal to the price per share sold in the Jade Pre-Closing Financing multiplied by 0.80.

The shares of pre-Merger Jade common stock and the pre-Merger Jade pre-funded warrants that were issued in the Jade Pre-Closing Financing were converted into shares of Aerovate common stock and Aerovate pre-funded warrants, respectively, in the Merger. The Aerovate pre-funded warrants have an exercise price per share equal to $0.0001 (as adjusted from time to time as provided in the form of pre-funded warrant) and may be exercised at any time and from time to time after the original issue date. The Aerovate pre-funded warrants do not expire.

Immediately prior to the consummation of the Merger on April 28, 2025, Aerovate effected a 1-for-35 reverse stock split of its common stock (the “Reverse Stock Split”). The Combined Company was re-domesticated and incorporated under the laws of the state of Nevada on April 28, 2025.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to initiate and complete clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals or any approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2025, and its results of operations and cash flows for the three months ended March 31, 2025. The condensed consolidated balance sheet at December 31, 2024 was derived from the audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying condensed consolidated financial statements include accounts of the Company and its wholly owned subsidiaries Jade Biosciences Canada ULC and Jade Biosciences MA Security Corporation.

Liquidity and Going Concern

Since its inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and, if the Company is successful in obtaining regulatory approval for one or more product candidates, significant commercialization efforts. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities principally through equity offerings.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $38.2 million for the three months ended March 31, 2025. For the three months ended March 31, 2025, the Company used net cash of $18.8 million for its operating activities. As of March 31, 2025, the Company had cash and cash equivalents of $49.9 million.

The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting future pre-clinical activities and clinical trials and manufacturing for its product candidates and providing general and administrative support for its operations, including the costs associated with operating as a public company. The Company expects that its existing cash and cash equivalents of $49.9 million as of March 31, 2025 together with the proceeds from the Jade Pre-Closing Financing, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the date these unaudited condensed consolidated financial statements were issued.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in Note 2 to its audited financial statements as of December 31, 2024 and June 18, 2024 and for the period from June 18, 2024 (inception) to December 31, 2024 and the related notes thereto in Aerovate’s definitive proxy statement/prospectus filed on Form S-4 with the SEC, most recently amended on March 24, 2025 and declared effective on March 25, 2025, beginning on page F-22. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. For the three months ended March 31, 2025, the Company had a comprehensive loss of $38.2 million.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations and comprehensive loss. As of March 31, 2025, deferred offering costs of $4.8 million were recorded as Other assets in the balance sheet.

Leases

The Company evaluates arrangements entered into to determine whether or not it includes a lease. At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability, as applicable, in the balance sheet if the lease has a term greater than one year. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise its option.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future minimum lease payments over the expected remaining lease term. The Company determines the present value of lease payments using the implicit rate, if it is readily determinable, or the incremental borrowing rate for the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount lease payments. The incremental borrowing rate represents an estimated rate of interest that the Company would have to pay to borrow equivalent funds on a collateralized basis at the lease commencement date. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term. For finance leases, lease expense includes amortization expense of the ROU asset recognized on a straight-line basis over the lease term and interest expense recognized on the finance lease liability. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs. As of March 31, 2025, the Company has one operating lease and no finance leases.

The Company accounts for lease and non-lease components related to operating leases as a single lease component. The Company has elected that costs associated with leases having an initial term of 12 months or less are recognized in the condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term and are not recorded on its condensed consolidated balance sheets. Variable lease expense is recognized as incurred and consists primarily of real estate taxes, utilities, and other office space related expenses.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss attributable to stockholders per share is presented in conformity with the two-class method required for participating securities (the Series Seed Convertible Preferred Stock, par value $0.0001 per share (“Convertible Preferred Stock”)). Basic earnings per share is computed by dividing net income available to each class of shares by the weighted-average number of shares of common stock and participating securities outstanding during the period.

Net loss is allocated to common stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses. The weighted-average number of shares outstanding of common stock reflects changes in ownership over the periods presented.

Diluted net loss per share is computed by dividing the net loss attributable to stockholders adjusted for income (expenses), net of tax, related to any diluted securities, by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, stock options to purchase common stock, and unvested shares of restricted stock awards (“RSAs”) are considered potentially dilutive securities.

The Company generated a net loss for the periods presented. Accordingly, basic and diluted net loss per share is the same because the inclusion of the potentially dilutive securities would be anti-dilutive.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

3. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine the fair value (in thousands):

	March 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$48,739	$—	$—	$48,739

Total assets	$48,739	$—	$—	$48,739

Liabilities
Convertible Notes payable, noncurrent	$—	$—	$123,000	$123,000

Total liabilities	$—	$—	$123,000	$123,000

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$65,000	$—	$—	$65,000

Total assets	$65,000	$—	$—	$65,000

Liabilities
Convertible Notes payable, noncurrent	$—	$—	$107,600	$107,600

Total liabilities	$—	$—	$107,600	$107,600

Cash equivalents consist of money market funds, which were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. The Convertible Notes payable are revalued at each remeasurement date using inputs that are generally unobservable and reflect management’s estimates of assumptions that market participants would use in pricing the liability, which represent a Level 3 measurement within the fair value hierarchy. For the three months ended March 31, 2025 and the period from June 18, 2024 (inception) to December 31, 2024, there were no transfers between Level 1, Level 2 and Level 3.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

The following table presents the changes in the fair value of the Level 3 Convertible Notes payable (in thousands):

Amounts
Balance as of December 31, 2024	107,600
Change in fair value of Convertible Notes payable	15,400

Balance as of March 31, 2025	$123,000

The Convertible Notes payable in the table above consists of the fair value of an aggregate principal amount of $95.0 million, and a fair value adjustment of $28.0 million, which includes accrued interest of $7.5 million, in Convertible Notes which the Company issued and sold to certain investors. Each holder of Convertible Notes is expected to contribute the principal amount and all accrued interest under the applicable Convertible Note in exchange for the Company’s common stock or non-voting preferred stock in connection with a financing event under the Convertible Notes (see Note 5). The Company’s valuation of the Convertible Notes payable utilizes a scenario-based valuation analysis, which incorporated assumptions and estimates to value the Convertible Notes and a probability assessment of the achievement of the Next Equity Financing (as defined in the Convertible Notes). The Company assesses these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained.

The Convertible Notes were issued on July 24, 2024 and September 30, 2024. The following table presents the significant assumptions related to the change in fair value for the period ending March 31, 2025:

Time from Convertible Notes issuance to Next Equity Financing (in years)	0.58 - 0.77
Probability of Next Equity Financing	90.0%
Time from Convertible Notes issuance to Next Equity Financing / prior to trade sale (in years)	0.75 - 0.93
Probability of Next Equity Financing / prior to trade sale	10.0%
Interest rate	12.0%
Discount rate	67.0%

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Accrued research and development contract costs	$1,029	$2,791
Accrued employee compensation and benefits	729	804
Accrued professional and consulting	1,122	530

	$2,880	$4,125

5. Convertible Notes Payable

In July 2024, the Company entered into the Purchase Agreement with a series of investors, pursuant to which the Company issued the Convertible Notes with an initial principal amount of $80.0 million (of which $20.0 million is from a related party). In September 2024, the Company received an additional $15.0 million in gross proceeds from issuing additional Convertible Notes to additional investors. Under the terms of the Notes, the principal amount and all accrued interest of the Convertible Notes would automatically convert into the Company’s common stock or preferred stock in connection with the closing of a Next Equity Financing or other events (e.g., a sale of substantially all Company assets, a merger, etc.). The Convertible Notes accrued interest at a rate of 12.0% per annum, compounded annually. All unpaid interest and principal are scheduled to mature on December 31, 2026 (the “Maturity Date”). Prepayment is not permitted without prior written consent of the majority of the holders of the Convertible Notes. The principal payment along with the accrued interest on each Convertible Note is due in full on the Maturity Date. As of March 31, 2025, the Company had outstanding borrowings of $95.0 million under its Convertible Notes.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

In connection with the automatic conversions described above, the Convertible Notes were convertible into a number of shares of common stock equal to the quotient obtained by dividing the initial purchase price plus accrued and unpaid interest by the conversion price of the Convertible Notes, which is the product resulting from multiplying the price per share in the Next Equity Financing by 80%.

The Convertible Notes were recorded at the fair value of $95.0 million on the respective issuance dates and were remeasured to the fair value of $107.6 million as of December 31, 2024 and the fair value of $123.0 million at March 31, 2025. For the three months ended March 31, 2025, the change in fair value of $15.4 million, which includes accrued interest of $2.8 million, was recorded within other expense, net in the Company’s condensed consolidated statement of operations and comprehensive loss. There was less than $0.1 million of debt issuance cost incurred in connection with the Convertible Notes which was recognized in the financial statements for the period ended December 31, 2024.

6. Convertible Preferred Stock

On June 18, 2024, the Company issued 20,000,000 shares of the Convertible Preferred Stock to a related party, Fairmount Healthcare Fund II L.P., an affiliate fund of Fairmount, at a purchase price of $0.0001 per share for gross proceeds of less than $0.1 million.

Upon the issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features as embedded derivatives.

As of March 31, 2025 and December 31, 2024, Convertible Preferred Stock consisted of the following (in thousands, except share amounts):

	March 31, 2025 and December 31,2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	20,000,000	20,000,000	$2	$2	2

	20,000,000	20,000,000	$2	$2	2

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.

In addition, the holders of shares of Convertible Preferred Stock are entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Conversion

Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. Additionally, in the event of a mandatory conversion, such as the Merger, each share of Convertible Preferred Stock will be automatically converted into shares of newly created non-voting preferred stock at the applicable conversion ratio then in effect upon (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $1.00 per share resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions, and (ii) the vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting as a single class. The rights, privileges, duties and obligations relating to the non-voting preferred stock are to be determined at the time of a mandatory conversion.

The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $0.0001 per share for Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is $0.0001 per share for Convertible Preferred Stock. As of March 31, 2025, each outstanding share of Convertible Preferred Stock was convertible into common stock on a one-for-one basis.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of Convertible Preferred Stock of $0.0001 per share. Dividends are non-cumulative. As of March 31, 2025, no cash dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

7. Common Stock

As of March 31, 2025, the Company has the authority to issue a total of 40,000,000 shares of common stock at a par value of $0.0001 per share. As of March 31, 2025, 5,000,000 shares of common stock were issued and outstanding and 819,672 RSAs were issued and outstanding. Both the shares of common stock and RSAs were issued at par value in exchange for nominal cash. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors (the “Board of Directors”), subject to the preferential dividend rights of the holders of Convertible Preferred Stock.

As of March 31, 2025, there were 32,585,509 shares of common stock reserved for issuance for the potential conversion of shares of Convertible Preferred Stock into common stock and the exercise of outstanding stock options for common stock under the 2024 Plan (as defined below).

8. Stock-Based Compensation

2024 Equity Incentive Plan

On June 18, 2024, the Board of Directors approved the 2024 Equity Incentive Plan (the “2024 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to its employees, officers, directors, consultants, and advisors. The 2024 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. As of March 31, 2025, the total number of shares of common stock reserved for issuance under the 2024 Plan was 12,783,695, with 198,186 shares of common stock available for future grants.

Stock Option Valuation

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option-pricing model. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards for the three months ended March 31, 2025:

Three months ended March 31, 2025
Expected volatility	95.5%
Expected term (in years)	6.1
Risk-free interest rate	4.5%
Expected dividend yield	—%

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Stock Options

The following table summarizes the stock option activity for the three months ended March 31, 2025:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2024	3,791,419	$1.14	9.8	$10,993
Granted	8,820,790	3.80
Exercised	—	—
Forfeited	(26,700)	3.28

Outstanding at March 31, 2025	12,585,509	$3.00	9.7	$10,977

Options vested and exercisable as of March 31, 2025	91,269	$3.59	9.8	$10

The weighted average grant-date fair value of stock options granted for the three months ended March 31, 2025 was $3.01. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

Restricted Stock Awards

On June 18, 2024, the Board of Directors issued a total of 819,672 RSAs outside of the 2024 Plan to an employee, a director, and a consultant at a price of $0.0001 per share, the par value of the common stock. Of the 819,672 RSAs issued on June 18, 2024, 136,612 RSAs were issued to a consultant in exchange for regulatory and strategic services provided to the Company and the issuance was determined to be a related party transaction (see Note 14). Such RSAs have service-based vesting conditions only and vest over a four-year period, during which time all unvested shares are subject to forfeiture by the Company in the event the holder’s service with the Company voluntarily or involuntarily terminates.

In September 2024, the Company cancelled 136,612 RSAs previously granted to a board member and concurrently regranted 136,612 RSAs to the board member at a nominal purchase price and a fair value of $0.31 per share.

The following table summarizes the RSA activity for the three months ended March 31, 2025:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2024	819,672	$—
Granted	—	—

Unvested balance as of March 31, 2025	819,672	$—

Parade Warrant Obligation

In July 2024, the Company entered into the Paragon Option Agreement (as defined below) with Paragon and Parade Biosciences Holding, LLC (“Parade”). Under the terms of the Paragon Option Agreement, Parade will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, at the fair market value determined by the Board of Directors (the “Parade Warrant Obligation”). The grant dates for the issuance of warrants are expected to be December 31, 2025 and December 31, 2026, as all terms of the award, including number of shares and exercise price, will be known by all parties. Parade’s research and discovery related activities has a service inception period for the grant preceding the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. As of March 31, 2025, the estimated fair value of warrants to be granted on December 31, 2025 was $4.3 million. For the three months ended March 31, 2025, $1.0 million was recognized as stock-based compensation expense related to the Parade Warrant Obligation. The warrants expected to be granted to Parade are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the condensed consolidated statement of operations and comprehensive loss.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

The following table summarizes the assumptions used in calculating the fair value of the warrant obligation for the three months ended March 31, 2025 and for the period June 18 (inception) to December 31, 2024:

	As of March 31, 2025	As of December 31, 2024
Expected volatility	93.5%	93.3%
Expected term (in years)	10.0	10.0
Risk-free interest rate	4.2%	4.6%
Expected dividend yield	—%	—%

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

Three months ended March 31, 2025
Research and development	$1,666
General and administrative	757

Total	$2,423

As of March 31, 2025, total unrecognized compensation cost related to the unvested stock options was $28.3 million, which is expected to be recognized over a weighted average period of approximately 3.7 years. As of March 31, 2025, total unrecognized compensation cost related to the unvested RSAs was less than less than $0.1 million, which is expected to be recognized over a weighted average period of 3.3 years. As of March 31, 2025, the unrecognized compensation cost related to the Parade Warrant Obligation was $2.2 million, which is expected to be recognized over a weighted average period of 0.8 years.

The following table summarizes the award types of the Company’s stock-based compensation expense in the condensed consolidated statement of operations and comprehensive loss (in thousands):

Three months ended March 31, 2025
Parade warrant obligation	$965
Stock options	1,458

Total	$2,423

9. Income Taxes

The Company records a provision or benefit for income taxes on pre-tax income or loss based on its estimated effective tax rate for the year. Given the Company’s uncertainty regarding future taxable income, the Company maintains a full valuation allowance on its deferred tax assets. There is no income tax expense recorded for the three months ended March 31, 2025.

10. Paragon Option Agreement

Paragon Option Agreement

In July 2024, the Company entered into an Antibody Discovery and Option Agreement with Paragon and Parade (the “Paragon Option Agreement”) for the selected target, APRIL, for the Company’s initial research program, JADE-001. The Paragon Option Agreement, was amended in September 2024 to add two additional undisclosed targets for additional research programs named JADE-002 and JADE-003. Under the Paragon Option Agreement, Jade has the exclusive option (an “Option”), on a Research Program-by-Research Program (as defined

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

below) basis, to enter into a separate agreement with Paragon consistent with a set of terms that are pre-negotiated and attached to the Paragon Option Agreement as an exhibit (a “License Agreement”). If the Company exercises its options and finalizes the related license agreement, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets to the Paragon Option Agreement by mutual agreement with Paragon.

Under the terms of the Paragon Option Agreement, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest to Jade (each, a “Research Program”). The Option with respect to each Research Program is exercisable at Jade’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). The Paragon Option Agreement requires Jade, Paragon, and Parade to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities may include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Jade and two employees from Paragon, with Jade and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parade have produced an antibody against a selected target, and upon the completion of each Research Program, Paragon and Parade will deliver to Jade a data package that includes sequence information for all then-existing antibodies and information directed to such target. Jade, Paragon and Parade have developed a Research Plan for JADE-001 consistent with the foregoing, and Paragon and Parade have delivered an antibody against APRIL in accordance with such Research Plan.

Any License Agreement entered into with respect to a given Research Program is expected to be consistent with pre-negotiated terms attached to the Paragon Option Agreement and shall contain the same milestone payment obligations as the Paragon Option Agreement, provided that any milestone set in the Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Jade pursuant to the Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Jade would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Unless terminated earlier, the Paragon Option Agreement shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) if the Company exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon Option Agreement). The Company may terminate the Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon Option Agreement or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Under the Paragon Option Agreement, the Company is responsible for any additional development costs incurred by Paragon, which from January 1, 2025 to March 31, 2025 totaled $1.4 million, of which $1.3 million was recognized as research and development expense in the Company’s condensed consolidated statement of operations and comprehensive loss during the three months ended March 31, 2025. A total of $1.4 million related to APRIL remains in the Company’s related party accrued expenses and other current liabilities balance as of March 31, 2025.

Additionally, the Company is responsible to reimburse Paragon for development costs related to JADE-002 which from January 1, 2025 to March 31, 2025 totaled $3.3 million and was recognized as research and development expense in the Company’s condensed consolidated statement of operations and comprehensive loss during the three months ended March 31, 2025. The Company is also obligated to pay Paragon $1.5 million following the nomination of a development candidate for JADE-002 which occurred in March 2025. A total of $4.8 million related to JADE-002 remains in the Company’s related party accrued expenses and other current liabilities balance, as of March 31, 2025. The Company is also responsible for any subsequent development costs related to JADE-002.

The Company is also obligated to reimburse Paragon for development costs related to JADE-003 for the period of January 1, 2025 to March 31, 2025 totaling $0.7 million relating to research and development costs, as well as for subsequent development costs related to JADE-003. These amounts were recognized as research and development expense in the Company’s condensed consolidated statement of operations and comprehensive loss during the period from January 1, 2025 to March 31, 2025. An amount of $0.7 million is included in related party accrued expenses and other current liabilities as of March 31, 2025.

Additionally, as part of the Paragon Option Agreement, on each of December 31, 2025 and December 31, 2026, Jade will grant Parade warrants to purchase a number of shares equal to 1.00% of Jade’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Jade common stock on each respective grant date. Parade is an entity formed by Paragon as a vehicle to hold equity in Jade in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreement other than to receive such warrants. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the condensed consolidated statement of operations and comprehensive loss (see Note 8).

The Company expenses the fees incurred under the Paragon Option Agreement as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying condensed consolidated statement of operations and comprehensive loss.

The Company concluded that the rights obtained under the Paragon Option Agreement represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon Option Agreement did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Paragon Option Agreement and Amendment to the Paragon Option Agreement that associated with services being rendered under the related Research Programs is recognized as research and development expense when incurred.

JADE-001 License Agreement

On October 30, 2024, Jade entered into a License Agreement with Paragon for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the JADE-001 research program directed to APRIL, antibodies created by Jade derived from the licensed antibodies and directed to APRIL, and products that comprise the foregoing (the “JADE-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Paragon Option Agreement, pursuant to which Paragon granted Jade a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to monospecific antibodies directed at the APRIL target (the “Licensed Antibody Technology”) to use, make, sell, import, export and otherwise exploit certain monospecific

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

antibodies and products targeting APRIL in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the JADE-001 License Agreement, Jade is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for nomination of a development candidate, which was paid in December 2024, and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the JADE-001 License Agreement, Jade is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of product candidates under the JADE-001 program, including regulatory strategy, communications, filings and activities (including clinical trials). Paragon also granted Jade a royalty-bearing, worldwide, non-exclusive, sublicensable right and license under the Licensed Antibody Technology to use, make, sell, import, export, or otherwise exploit certain multispecific antibodies and products targeting APRIL. In addition, the following summarizes other key terms of the JADE-001 License Agreement:

•	Paragon will not conduct any new campaigns that generate APRIL monospecific antibodies in the field for at least five years.

•

Paragon may pursue the development and commercialization of multispecific antibodies and products directed at the APRIL target in the field and in the territory, and Jade has a right of first negotiation for any such multispecific antibodies and products proposed by Paragon for a period of five years from the execution of the JADE-001 License Agreement. If Jade does not exercise its right of first negotiation, or if the parties are unable to agree on a definitive agreement, Paragon may proceed without any obligations to Jade with respect to the right of first negotiation, and Jade’s non-exclusive license will exclude any multispecific antibodies and products that were the subject of the right of first negotiation.

•

Jade will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, and a mid single-digit percentage royalty based on annual net sales of the multispecific products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

•

The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to- expire valid patent covering the product or the multispecific product in the country at issue.

•	The JADE-001 License Agreement may be terminated on 60 days’ notice by Jade, upon material breach without cure; and to the extent permitted by law, upon a party’s insolvency or bankruptcy.

•

With respect to patents licensed to Jade under the JADE-001 License Agreement that have been filed as of the effective date of the JADE-001 License Agreement, Jade will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the JADE-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Jade, after which Jade will control the preparing, filing, prosecuting and maintain of such patents.

•

Jade shall have the right to grant sublicenses under the JADE-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the JADE-001 License Agreement, (ii) Jade provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Jade remains responsible for all payments and obligations due under the JADE-001 License Agreement.

•

On a product-by-product basis, Jade is obligated to pay sublicensing fees of up to approximately $20.1 million, mainly upon the achievement of commercial milestones. Jade has the option, during specified periods, to pay a non-refundable lump-sum buyout payment on a product-by-product basis to extinguish future milestone payment obligations with respect to such product.

In December 2024, Jade completed its selection of its development candidate for the JADE-001 program, which is called JADE101, and Jade paid Paragon the related $1.5 million milestone payment and recorded the payment as research and development expense. In December 2024, Jade recorded a $0.1 million nonrefundable sublicensee fee under the JADE-001 License Agreement as research and development expense.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

Cell Line License Agreement

On February 3, 2025, the Company entered into an amended and restated cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, the Company received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s patent rights, know-how, cell line, biological materials and media and feeds to develop, manufacture, have manufactured, make, have made, import, sell, keep, commercialize and otherwise deal in, use and exploit certain therapeutic products produced through the use of the cell lines licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). JADE-001 is, and Jade anticipates that any future product candidates under the JADE-001 and JADE-002 programs will be, manufactured using a cell line licensed under the Cell Line License Agreement. A cell line has not yet been selected for the JADE-003 program.

In consideration for the license, the Company incurred a non-refundable license fee of $0.2 million in November 2024 which was recorded as research and development expense, and may incur additional non-refundable license fees up to $0.1 million. Additionally, if the Company manufactures all of its commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If the Company manufactures part of its commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. The Company has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by the Company upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if the Company fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

11. Leases

In February 2025, the Company entered into a noncancelable operating lease agreement for office space located in Vancouver, Canada. The lease commencement date is March 1, 2025, with an initial term of 67 months. The rent commencement date is October 1, 2025. The total lease payment is expected to be $1.2 million including $0.4 million of interest payments over the initial lease term. Lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable.

As of March 31, 2025, the Company had $0.8 million of operating lease ROU asset and long term lease liability of $0.8 million on its condensed consolidated balance sheets. As of March 31, 2025, the operating lease arrangement had a remaining lease term of 66 months and a discount rate of 14.24%. For the three months ended March 31, 2025, the Company recorded operating lease expense of less than $0.1 million in general and administrative expenses in its condensed consolidated statements of operations and comprehensive loss. No lease payments were made during the period ended March 31, 2025.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

As of March 31, 2025, the total remaining operating lease payments included in the measurement of lease liabilities was as follows (in thousands):

Period ended December 31,
2025 (remaining 9 months)	$56
2026	226
2027	231
2028	236
2029	240
Thereafter	183

Total maturities	$1,172
Less: Imputed interest	(389)

Total present value of operating lease liability	$783

12. Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of March 31, 2025.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of March 31, 2025, the Company was not a party to any material legal proceedings or claims.

13. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

Three Months Ended March 31, 2025
Numerator:

Net Loss attributable to common stockholders	(38,169)

Denominator
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,155,500

Net loss per share attributable to common stockholders, basic and diluted	$(12.10)

In accordance with ASC 260, Earnings Per Share, the Company recast its basic and diluted earnings per share computations for the effect of the exchange ratio of 0.6311 on its outstanding common stock during the three months ended March 31, 2025 resulting from the close of the Merger which occurred on April 28, 2025.

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potentially dilutive securities from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

Three Months Ended March 31, 2025
Convertible preferred stock (as converted to common stock)	20,000,000
Unvested RSAs	819,672
Stock options to purchase common stock	12,585,509

33,405,181

14. Related Party Transactions

On June 18, 2024, the Board of Directors issued 136,612 RSAs to a consultant in exchange for regulatory and strategic services provided to the Company. The consultant is an employee of Fairmount, which is a related party of the Company.

Paragon and Parade each currently beneficially own more than 5% of the Company’s capital stock through their respective common stock holdings. For the three months ended March 31, 2025, the Company recognized $7.8 million of expenses, as research and development expense in the Company’s condensed consolidated statement of operations and comprehensive loss, in connection with services provided by Paragon and Parade under the Paragon Option Agreement and JADE-001 License Agreement. For the three months ended March 31, 2025, the Company recognized $0.1 million of expenses, recognized as general and administrative expense in the Company’s condensed consolidated statement of operations and comprehensive loss, in connection with services provided by Paragon and Parade under the Paragon Option Agreement. As of March 31, 2025, the Company had $6.9 million in related party accrued expenses pertaining to services provided by Paragon and Parade under the Paragon Option Agreement and reimbursements of legal and intellectual property-related fees on its condensed consolidated balance sheets. In addition, under the terms of the Paragon Option Agreement, Parade will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of outstanding shares of the Company’s common stock, on a fully diluted basis, as of the date of the grants (see Note 8). The Company exercised its option for JADE-001 in October 2024. Under the terms of the JADE-001 License Agreement, Jade is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for nomination of a development candidate, which was paid in December 2024, and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. If the Company exercises its options for JADE-002 and JADE-003, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each product developed.

Fairmount beneficially owns more than 5% of the Company’s capital, currently has two representatives appointed to the Board of Directors, and beneficially owns more than 5% of Paragon. In June 2024, the Company issued and sold an aggregate of 20,000,000 shares of Convertible Preferred Stock to Fairmount, at a purchase price of $0.0001 per share, for gross proceeds of less than $0.1 million (see Note 6). In July 2024, Fairmount entered into the Purchase Agreement with the Company and holds a Convertible Note with an initial principal amount of $20.0 million (see Note 5).

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

The following is a summary of related party accrued expenses and other current liabilities (in thousands):

	March 31, 2025	December 31, 2024
Reimbursable fees under the terms of the Paragon Option Agreement	$6,820	$5,430
Paragon reimbursable legal fees	92	74

	$6,912	$5,504

15. Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs, JADE-001, JADE-002, and JADE-003. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a consolidated basis and uses consolidated net loss for the allocation of resources and the assessment of performance. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses such as program-level external research and development costs, personnel costs, including stock-based compensation expense, and professional and consulting fees, all decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide consolidated level and consolidated net loss. The CODM uses consolidated net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results. Assets are also managed on a Company-wide consolidated basis.

The table below is a summary of the significant expenses categories regularly provided to the CODM (in thousands):

Three Months Ended March 31, 2025
Operating expenses:
JADE-001 external research and development costs	$9,767
JADE-002 external research and development costs	5,154
JADE-003 external research and development costs	733
Research and development personnel-related costs (including stock-based compensation)	3,952
Other research and development costs	417
General and administrative personnel-related costs (including stock-based compensation)	1,713
Professional and consulting fees	1,493
Other general and administrative costs	155

Total operating expenses	$23,384

16. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2025 through May 14, 2025, the date at which the condensed consolidated financial statements were issued.

Reverse Recapitalization and Pre-Closing Financing

On April 28, 2025, the Company completed the Merger with Aerovate in accordance with terms of the Merger Agreement pursuant to which, among other matters, Merger Sub I merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Aerovate and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, the Company merged with

JADE BIOSCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(unaudited)

and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger. Merger Sub II changed its corporate name to “Jade Biosciences, LLC” and Aerovate changed its name to “Jade Biosciences, Inc.” Subsequently, Jade Biosciences, LLC merged with and into the Combined Company, with the Combined Company surviving the merger. The Combined Company is led by pre-Merger Jade’s management team and remains focused on developing differentiated biologic therapies for patients living with autoimmune diseases.

At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Jade common stock (including shares of Jade common stock issued in connection with the Jade Pre-Closing Financing) was converted into the right to receive a number of shares of Aerovate common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Convertible Preferred Stock was converted into the right to receive a number of shares of Aerovate Series A Non-voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which are each convertible into 1,000 shares of Aerovate common stock, equal to the Exchange Ratio divided by 1,000, (iii) each then-outstanding option to purchase Jade common stock was assumed by Aerovate and was converted into an option to purchase shares of Aerovate common stock, and (iv) each then-outstanding pre-funded warrant to purchase shares of Jade common stock was converted into a pre-funded warrant to purchase shares of Aerovate common stock.

The Exchange Ratio is calculated as 0.6311 shares of Aerovate common stock for each share of Jade common stock (and 0.0006311 shares of Series A Preferred Stock for each share of Convertible Preferred Stock) on the Closing Date, which gives effect to the Reverse Stock Split. After the closing of the Merger, former Jade stockholders immediately before the First Effective Time, including those that purchased shares and pre-funded warrants in the Jade Pre-Closing Financing, own approximately 98.6% of the outstanding common stock of the Combined Company and the stockholders of Aerovate immediately before the First Effective Time own 1.4% of the outstanding common stock of the Combined Company, which give effect to (a) Aerovate’s Net Cash (as defined in the Merger Agreement) as of the closing being approximately $0, (b) the Jade Pre-Closing Financing for an aggregate purchase price of approximately $300.0 million, which reflects the conversion of the previously issued $95.0 million of Convertible Notes, (c) a valuation for Aerovate equal to its Net Cash as of the business day immediately prior to the Closing Date, plus $8.0 million, and (d) a valuation for Jade equal to $175.0 million, in each case as further described in the Merger Agreement.